EXHIBIT 4.2

SECURED PROMISSORY NOTE

US $1,500,000	September 17, 2014

FOR VALUE RECEIVED, CASI PHARMACEUTICALS, INC. (the “Debtor”), promises to pay to the order of TALON THERAPEUTICS, INC. (together with its successors and assigns, “Holder”), in lawful money of the United States of America, the principal sum of $1,500,000, or so much thereof as shall be outstanding from time to time, on the following terms and conditions.

1.          Address for Payment. All payments hereunder shall be made to the Holder c/o Spectrum Pharmaceuticals, Inc. at 11500 South Eastern Avenue, Suite 240, Henderson, Nevada 89052, or at such other place as Holder shall designate to Debtor.

2.          Interest Rate; Maturity Date. Interest shall accrue on the outstanding balance of the principal sum evidenced hereby at the rate of 0.50% per annum from the date hereof. Interest shall be payable in arrears to the Holder on the date that is twelve (12) months after the date of this Note. The entire unpaid principal balance of this Secured Promissory Note (the “Note”), together with all accrued but unpaid interest, shall be and become due and payable in full on the date that is eighteen (18) months after the date of this Note (the “Maturity Date”). Any amount of principal and/or interest hereon which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, at the lesser of (a) an interest rate equal to two percent (2%) per annum in excess of the interest rate set forth above, and (b) the highest rate of interest allowable under applicable law.

3.          Method and Application of Payment. All payments to be made hereunder shall be made in lawful money of the United States of America and shall be received no later than 4:00 p.m. Eastern Time on the date such payments are due, and shall be applied by the Holder first to costs of enforcement (as set forth in Paragraph 8 hereof), then to accrued and unpaid interest, and then to principal. Payments shall be made unconditionally in full without any deduction, set off, counterclaim or other defense.

4.          Prepayment. Debtor may pay the principal amount outstanding in whole or in part at any time prior to the Maturity Date without penalty or premium.

5.          Grant of Security Interest. As collateral security for all of the obligations evidenced by this Note, Debtor hereby assigns, transfers, pledges and grants to Holder a security interest in and lien upon the license issued pursuant to that certain License Agreement between the Debtor and Holder of even date herewith (collectively, the “Collateral”). Debtor agrees to execute and deliver such other documents and instruments relating to the applicable Collateral, and to perform or take such other actions, upon request of Holder, as may be necessary or advisable to perfect and to maintain perfection of Holder’s lien and security interest in such Collateral or otherwise to carry the intent of this paragraph of this Note.

6.          Events of Default; Remedies.

a.           Each of the following shall be an “Event of Default” hereunder:

(i)          Debtor fails to perform, comply with or observe any term, provision or obligation to be performed or complied with by it under this Note;

(ii)         Debtor fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due;

(iii)        Debtor shall suspend its operations, take any corporate action to authorize such action or become insolvent;

(iv)        A trustee, receiver or similar official is appointed for a substantial portion of any business or other property of Debtor; and

(v)         Debtor files a bankruptcy petition, a bankruptcy petition is filed against Debtor, or Debtor makes a general assignment for the benefit of creditors.

b.           If an Event of Default occurs, Holder may do any one or more of the following during the existence of such Event of Default, to the extent permitted by law:

(i)          Declare all obligations evidenced by this Note to be immediately due and payable, without notice or demand (except that any Event of Default pursuant to Paragraphs 6(a)(ii) through (v) shall result in all obligations evidenced by this Note to be automatically due and payable);

(ii)         Exercise as to any or all of the Collateral all the rights, powers and remedies of an owner and/or a secured party under the Uniform Commercial Code as in effect under applicable law;

(iii)        Enforce the security interest given hereunder pursuant to the Uniform Commercial Code as in effect under applicable law and any other applicable law;

(iv)        Exercise any other remedy provided under any applicable law; and

(v)         Comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to affect adversely the commercial reasonableness of any sale or other disposition of the Collateral.

c.           No delay or omission by Holder in exercising any right or remedy hereunder or with respect to any obligation of Debtor to Holder secured hereunder shall operate as a waiver thereof or of any other right or remedy available to Holder, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Holder hereunder are cumulative.

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7.          Successors and Assigns Generally. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and estates, except that Debtor may not assign or otherwise transfer any of its rights or obligations hereunder (other than by operation of law or as otherwise contemplated by this Note) without the prior written consent of Holder.

8.          Costs of Enforcement. Debtor agrees to pay to Holder on demand, in addition to the amount of principal and interest as aforesaid, the amount of any and all expenses incurred by the Holder (i) in enforcing Holder’s rights hereunder; and (ii) as the result of a default by Debtor in performing Debtor’s obligations under any provision of this Note, including without limitation, the expense of collecting any amount owed hereunder and any reasonable attorneys’ fees and costs incurred in connection with such default.

9.          Debtor’s Waiver of Certain Rights. Debtor hereby waives the exercise of any and all exemption rights which Debtor may hold at law or in equity with respect to the debt evidenced by this Note, or to have or receive any presentment, protest, demand and notice of dishonor, protest, demand and nonpayment as a condition of Holder’s exercise of any rights under this Note.

10.         Invalidity or Unenforceability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

11.         Modification, Amendment or Waiver. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12.         Governing Law; Maximum Rate. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts laws. Notwithstanding any provision of this Note to the contrary, the rate of interest due on this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by Debtor to Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to Debtor).

[Signature page follows]

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IN WITNESS WHEREOF, the Debtor has executed this Note as of the date first written above.

CASI PHARMACEUTICALS, INC.

By:	/s/ Ken R. Ren
Name:	Ken K. Ren
Title	Chief Executive Officer